Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-226481, 333-200073, 333-189573, 333-186367, and 333-266596) on Form S-8 of Zoetis Inc. of our report dated June 23, 2025, with respect to the financial statements and the supplemental Schedule H, line 4i – Schedule of Assets (Held at End of Year) of Zoetis Savings Plan.

/s/ KPMG LLP

Baton Rouge, Louisiana
June 23, 2025

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